EXHIBIT 99.1
Report of Independent Registered Public Accounting Firm
and Supplementary Information
To the Participants and Plan Administrators
RTI International Metals, Inc. Employee
  Savings and Investment Plan
     We have audited the accompanying statements of net assets available for benefits of RTI International Metals, Inc. Employee Savings and Investment Plan (the “Plan”) as of December 31, 2007 and 2006, and the related statement of changes in net assets available for benefits for the year ended December 31, 2007. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
     Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedule of assets (held at end of year) as of December 31, 2007 and supplementary schedule H line 4a (Schedule of delinquent contributions) for the year then ended December 31, 2007 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplementary schedules are the responsibility of the Plan’s management. The supplementary schedules have been subjected to the auditing procedures applied in the audits of the basic 2007 financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic 2007 financial statements taken as a whole.
/s/ Beard Miller Company LLP
Pittsburgh, Pennsylvania
June 25, 2008

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS
Investments in RMI Titanium master trust, at fair value	$15,705,733	$14,535,459
Participant loans	598,592	483,345
Contributions receivable:
Participant	102,587	126,759
Employer	59,816	58,831

Total contributions receivable	162,403	185,590

Total assets	16,466,728	15,204,394

LIABILITIES
Excess contributions payable	18,728	—

Total liabilities	18,728	—

Net assets available for benefits, at fair value	16,448,000	15,204,394
Adjustment from fair value to contract value for fully benefit responsive investment contracts	17,351	15,725

Net assets available for benefits	$16,465,351	$15,220,119

The accompanying notes are an integral part of these financial statements.

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2007

2007
Contributions:
Participant	$1,220,331
Employer	705,999
Rollovers	22,812

Total contributions	1,949,142
Net investment income from master trust	968,954
Investment income on participant loans	41,518

Total additions	2,959,614
Deductions:
Participants’ benefits paid	1,092,341
Administrative expenses	32,825

Total deductions	1,125,166

Net increase prior to transferred assets	1,834,448
Transfers	(589,216)

Net increase in assets available for benefits	1,245,232
Net assets available for benefits:
Beginning of year	15,220,119

End of year	$16,465,351

The accompanying notes are an integral part of these financial statements.

RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
The financial statements of the RTI International Metals, Inc. Employee Savings and Investment Plan (the Plan) have been prepared in conformity with accounting principles generally accepted in the United States of America. The following are the significant accounting policies followed by the Plan:
ACCOUNTING METHOD
The financial statements of the Plan use the accrual method of accounting.
USE OF ESTIMATES
The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period, and disclosures of contingent assets and liabilities. Actual results could differ from those estimates.
RISKS AND UNCERTAINTIES
Investments of the Plan are exposed to various risks, such as interest rate, market, and credit. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that changes in risks in the near term would materially affect investment assets reported in the statements of net assets available for benefits and the statement of changes in net assets available for benefits.
INVESTMENTS
As more fully discussed in Note 2, the Plan invests in a Master Trust. The master trust invests in mutual funds, a common/collective trust fund (“CCT”) managed by Fidelity Management Trust Company (Fidelity, the trustee or the record keeper), RTI International Metals, Inc. common stock through a unitized stock fund, and in participant loans. Investments in mutual funds are managed by the trustee, and are valued at fair market value based on published quotations. Security transactions are recorded as of the trade date. The unitized common stock fund and common/collective funds are valued at the net value of participation units which are generally valued by the trustee based upon quoted market prices of the underlying assets. The CCT valuation as of December 31, 2007 is calculated based upon unaudited quoted market prices of the underlying assets provided by the trustee. Participants can obtain further information concerning the CCT from its separate audited financial statement dated September 30, 2007. Participant loans are valued at their outstanding balances, which approximates fair value. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gain/losses are recorded using an average cost basis for shares in the transaction.
As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. The plan invests in investment contracts through the master trust. The statements of net assets available for benefits presents the fair value of the investment in the master trust as well as the adjustment of the investment in the master trust from fair value to contract value relating to investment contracts. The statement of changes in net assets available for benefits is prepared on a contract value basis.

NOTES TO FINANCIAL STATEMENTS (continued)
CONTRIBUTIONS
Participant contributions are made through payroll deductions and are recorded as additions to net assets available for plan benefits when the deduction is made. Participant contributions not yet deposited and amounts not funded by the plan sponsor are recorded as contributions receivable.
ADMINISTRATIVE EXPENSES
Administrative costs of the Plan are absorbed by the plan sponsor. However, the Plan permits forfeitures to be used to pay administrative expenses.
INVESTMENT FEES
Net investment returns reflect certain fees paid by the investment funds to their affiliated investment advisors, transfer agents, and others as further described in each fund prospectus or other published documents. These fees are deducted prior to allocation of the master trust’s investment earnings activity and related allocation to the plan and thus are not separately identifiable as an expense.
PAYMENT OF BENEFITS
Benefits are recorded when paid.
RECLASSIFICATION OF COMPARATIVE AMOUNTS
Certain items previously reported have been reclassified to conform to the current year’s reporting format. Such reclassifications did not have a material impact on the Plan’s net assets available for benefits as of December 31, 2007 and 2006 and the related statement of changes in net assets available for benefits for year ended December 31, 2007.
NEW ACCOUNTING PRONOUNCEMENTS
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 will become effective as of January 1, 2008 for the Plan financial statements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”). FSP FAS 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and liabilities, except for those that are recognized or disclosed at fair value on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The Plan is currently evaluating the impact, if any, that the adoption of SFAS 157 and FSP FAS 157-2 will have on the Plan’s financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to make an irrevocable election to measure certain financial instruments and other assets and liabilities at fair value on an instrument-by-instrument basis. Unrealized gains and losses on items for which the fair value option has been elected should be recognized into net earnings at each subsequent reporting date. The provisions of SFAS 159 will become effective as of January 1, 2008. The Plan is currently evaluating the impact, if any, that the adoption of SFAS 159 will have on the Plan’s financial statements.
NOTE 2 – INVESTMENT IN PLAN TRUST:
At December 31, 2007, the RMI Titanium Master Trust includes funds of the RTI International Metals, Inc. Employee Savings and Investment Plan, the RMI Employee Savings and Investment Plan, and the RMI Bargaining Unit Employee Savings and Investment Plan.

NOTES TO FINANCIAL STATEMENTS (continued)
The Trustee allocates interest and investment income, and net realized gains and losses to each of the funds in the RMI Titanium Master Trust on the actual performance of each fund. Financial information related to the RMI Titanium Master Trust is prepared and filed in accordance with the Department of Labor’s regulations.
The record keeper allocates interest and dividends, net realized (unrealized) gains and losses, and administrative expenses to each of the plans in the RMI Titanium Master Trust based upon the ratio of net assets of the Plan to the total net assets of the RMI Titanium Master Trust. Separate accounts are maintained by the record keeper for participants in each plan, and funds may be distributed to or withdrawn by participants in accordance with the appropriate plan’s terms.
At December 31, 2007 and 2006, master trust fund net assets allocated to the Plan totaled $16,465,351 and $15,220,119.
Fair values of investments in the RMI Titanium Master Trust are as follows:

	2007	2006
At fair value as determined by quoted market prices:
Mutual funds	$38,944,012	$34,797,872

At estimated fair value:
RTI unitized stock fund	5,877,300	5,657,211
Common/collective trust fund	9,508,845	10,029,508

Investments in trust, at fair value	$54,330,157	$50,484,591

At December 31, 2007 and 2006 the Plan held 28.9% and 28.8% respectively, of the RMI Master Trust assets.
The following presents the investment income of the master trust for the year ended December 31:

2007
Net appreciation/(depreciation) in fair value of investments:
RTI unitized stock fund	$(593,155)
Mutual funds	334,658
Dividends	4,028,732

$3,770,235

NOTES TO FINANCIAL STATEMENTS (continued)
OTHER INVESTMENTS RELATED DISCLOSURES
The following table presents the fair value of investments. Investments that represent five percent or more of the Plan’s net assets available for benefits are separately identified as of December 31:

	2007	2006
At fair value as determined by quoted market prices:
Mutual Funds:
Fidelity Magellan	$3,132,479	$2,508,647
Fidelity Growth & Income	$1,939,735	$1,744,491
Fidelity Low PR Stock	$1,777,770	$2,005,389
Fidelity Worldwide	$1,306,772	$1,087,976
Spartan US Equity Index	$1,405,990	$1,527,290
At estimated fair value:
RTI unitized stock fund	$1,745,274	$1,761,846
Fidelity Managed Income Portfolio Fund (CCT)	$1,596,633	$1,564,580
NOTE 3 – DESCRIPTION OF PLAN:
GENERAL
RTI International Metals, Inc. (the “Company”) is the Plan Sponsor. The Company is a successor to entities that have been operating in the titanium industry since 1951.
The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. Reference should be made to the Plan agreement for additional information concerning contributions, eligibility, income allocation, withdrawals, and other important features of the Plan.
The Plan, created on January 1, 2001, is a defined contribution and matching dollar contribution plan covering full-time salaried, non-represented, represented and hourly employees who are at least 21 years of age and have completed three months of service. The Plan includes eligible employees of certain of the Company’s subsidiaries, including, RTI Energy Systems, RTI LA, RTI Connecticut, RTI Texas, RTI Pierce Spafford, RTI Fabrication, Earthline Technologies, RTI Hermitage, RTI F&D Inc., RTI Tradco, RTI St. Louis and RTI Alloys. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
CONTRIBUTIONS
There are several types of contributions that can be added to a participant’s account: an employee salary deferral contribution, an employer matching contribution, an employer profit sharing contribution, and an employer qualified non-elective contribution. Participants may also contribute amounts representing rollover distributions from other qualified defined benefit or contribution plans.
Participants may contribute from 1% to 20% of their salaries through payroll deductions. Contributions are subject to limitations specified in the Internal Revenue Code (IRC). Contributions are directed by the participants into any one or all of the investment options. Changes in allocation of future contributions and transfers of presently invested contributions are permitted pursuant to the Plan document. Participants may change their elections of investment funds by calling the record keeper directly or by accessing their accounts via the internet. Participants are 100% vested in their voluntary contributions and rollover contributions plus actual earnings thereon at all times.

NOTES TO FINANCIAL STATEMENTS (continued)
The Company may make annual discretionary profit sharing contributions in an amount to be determined at Plan year end by the Board of Directors. Profit sharing contributions, if any, made to the Plan by the company will be allocated to participant accounts in the ratio that the participant’s eligible compensation bears to the total eligible compensation paid to all eligible participants.
The Company may contribute a portion of a participant’s salary up to a maximum of 4% depending upon subsidiary as defined in the Plan agreement. Participants vest in the employer contributions ratably over a period of three years to six years dependent upon subsidiary. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.
PLAN TRANSFERS
During 2007, certain employees became eligible to enroll and transfer funds from their prior plan to one of the other three plans offered to RTI employees. The aggregate amount transferred out of the Plan totaled $589,216.
VESTING
Participants vest in the Company’s contribution at the rate of 16.67 % to 33.3% per year until fully vested after three to six years of service depending upon subsidiary.
PARTICIPANTS’ ACCOUNTS
Allocations are based on participants’ compensation and/or account balances, as defined in the Plan document.
PARTICIPATION
An employee becomes a participant in the Plan on the first day of the month after completing three months of service and upon attaining age 21.
PAYMENT OF BENEFITS
Participants or their beneficiaries are entitled to the full current value of their account in the Plan upon:
•	Retirement;

•	Termination of employment with the Company; or

•	Death
Upon termination of service other than by retirement, disability, or death, a participant will receive a lump sum payment if the total of their vested account balance does not exceed $1,000. If the vested account balance exceeds $1,000, the assets will generally be held in a trust until the participant’s normal or early retirement date.
Participants may also make written application for withdrawal of all or a portion of their account balance for certain limited situations qualifying as financial hardships under Internal Revenue Service (IRS) guidelines in effect at the time of the withdrawal.
PARTICIPANT LOANS
Loans are available to all participants subject to provisions set forth in the Plan document. Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to 50% of the existing account balance not to exceed $50,000 in any 12-month period. Loan repayment terms range from one month to five years and are secured by the balance in the participant’s account. Loans bear interest at a rate commensurate with the current market rate when made.

NOTES TO FINANCIAL STATEMENTS (continued)
FORFEITURES
If a participant terminates their employment and is less than 100% vested in their share of the employer contributions, they may forfeit the non-vested portion of their employer contributions. Forfeited account balances are retained in the Plan and will first be used to pay administrative expenses. Any remaining amounts will be used to reduce future employer contributions payable under the Plan. Forfeited account balances at December 31, 2007 totaled $52,621. Forfeitures allocated to pay administrative expenses during the year ended December 31, 2007 totaled $31,625. The remaining $1,200 in administrative fees were paid by participants for distributions.
ADMINISTRATION
The Plan is administered by the Plan Administrator (the “Administrator”). The Administrator establishes the rules and procedures and interprets the provisions of the Plan. Administrative expenses of the Plan, including legal and audit fees are paid by the Company when such expenses exceed the forfeited non-vested employer contributions under the termination provision and, as such, are not expenses of the Plan.
TERMINATION PROVISION
The Company anticipates the Plan will continue without interruption, but reserves the right to discontinue the Plan at any time. In the event that such discontinuance results in the termination of the Plan, the Plan provides that each participant shall be fully vested in his or her individual account which includes earnings on the participant’s contributions as well as employer contributions. The individual accounts of the participants shall continue to be administered by the Administrator, or be distributed in a lump sum to the participants, as deemed appropriate by the Administrator.
NOTE 4 – INCOME TAXES:
The IRS has determined and informed the Company by a letter dated May 26, 2005, that the Plan and related trust are designed in accordance with the applicable sections of the IRC. The Plan has been amended and restated since receiving the determination letter; however, the Administrator and the plan’s tax counsel believe that the Plan is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan financial statements.
NOTE 5 – PARTY-IN-INTEREST:
Certain investments of the Plan are managed by Fidelity, the trustee of the Plan. The Plan also invests in common stock of the Company. In addition, the Plan issues loans to participants, which are secured by the balances in the participants’ accounts. Therefore, these related transactions qualify as party-in-interest transactions. All other transactions which may be considered parties-in-interest transactions relate to normal plan management and administrative services, and the related payment of fees.
As of December 31, 2007, the Plan held 79,403 units of RTI Unitized Stock Fund at a per-unit price of $21.98. Assets held in this fund are expressed in terms of units and not shares of stock. Each unit represents a proportionate interest in all of the assets of this fund. The value of each participant’s account is determined each business day by the number of units to the participant’s credit, multiplied by the current market price of RTI common stock and by the interest earned on the percentage of the fund’s market value held in a money market fund. A percentage of the total market value of the unitized company stock fund is held in a money market fund to facilitate daily participant trading.

NOTES TO FINANCIAL STATEMENTS (continued)
NOTE 6 – RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500:
A reconciliation of net assets available for benefits according to the financial statements consists of the following as of December 31:

	2007	2006
Net assets available for benefits per the financial statements	$16,465,351	$15,220,119
Computed fair value adjustment to net investment gain/(loss)-common collective trust	(17,351)	(15,725)

Net assets available for benefits per the Form 5500	$16,448,000	$15,204,394

A reconciliation of investment income according to the financial statements consists of the following for the year ended December 31:

2007
Investment income per the financial statements	$968,954
Adjustment from fair value to contract value for fully benefit responsive investment contracts	(1,626)

Investment income per the Form 5500	$967,328

NOTE 7 – EXCESS CONTRIBUTIONS
Contributions received from participants for the Plan year ended December 31, 2007 were reduced by $18,728 for excess contributions (net of corresponding gains and losses) that were remitted during January 2008 through April 2008 to certain active participants to return their excess deferral contributions, originally deferred during the year ended December 31, 2007 with the Company and/or prior employers, as required to satisfy the applicable Internal Revenue Code. That amount is also included in the Plan’s statement of net assets available for benefits as excess contributions payable at December 31, 2007.
NOTE 8 – COMPLIANCE
During the year ended December 31, 2007, the Company identified two instances of violations with the Department of Labor (“DOL”) policies regarding timely employer deposits of participants’ contributions. The law requires that participant contributions be deposited in the Plan as soon as it is reasonably possible to segregate them from the company’s assets, but no later than the 15th business day of the month following the payday. The company identified all instances of late remittances of participants’ contributions and voluntarily reported the instances of noncompliance with the DOL’s Voluntary Fiduciary Correction Program (“VFCP”). The instances of noncompliance had no financial impact on the Plan’s net assets available for benefits as of December 31, 2007 and the related statement of changes in net assets available for benefits for the year then ended.
NOTE 9 – SUBSEQUENT EVENT
The Plan was amended effective February 1, 2008 to include two new subsidiaries of RTI International Metals, Inc. The amendment allows employees of RTI Martinsville and RTI Hamilton to participate in the Plan.

Form 5500 Schedule H, line 4i
SCHEDULE OF ASSETS
(Held at End of Year)
RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
DECEMBER 31, 2007
EIN: 52-2115953, PLAN #: 001

(a) Identity of issue (b)	Description of investment (c)	Cost (d)	Current Value (e)
* Participant loans	Interest Rates High 10.25%, Low 6.00%	$—	$598,592

*	Party-in-interest

Form 5500 Schedule H, line 4a
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
RTI INTERNATIONAL METALS, INC.
EMPLOYEE SAVINGS AND INVESTMENT PLAN
DECEMBER 31, 2007
EIN: 52-2115953, PLAN #: 001

Participant				Total Fully
Contributions	Total that Constitute Nonexempt Prohibited Transactions			Corrected
Transferred	Contributions not	Contributions Corrected	Contributions Pending	under VFCP and
Late to the Plan	Corrected	Outside VFCP	Correction in VFCP	PTE 2002-51
$44,362	—	$44,362	—	—